                                                                   EXHIBIT 10.20
October 19, 2004

John Comerford
7755 Summerfield Drive
Verona, WI  53593

Dear John:

Third Wave Technologies, Inc. (TWT), is terminating your employment effective November 1, 2004. In consideration of the services you have provided to TWT during your employment, your agreement with and commitment to the obligations in the transition plan in the attached Agreement, and your agreement to the terms of the attached Agreement, TWT will pay you eight (8) months of severance at a rate of $18,750 per month. If you agree to its terms after you have read and considered the Agreement that follows, please sign it in the space provided at the end of the Agreement and return it to TWT. Please note that Section 8 of the Agreement requires you to represent that, up until the time you sign this Agreement and as part of this Agreement, you have not and agree that you will not (1) violate your confidentiality obligations described in Section 5 of this Agreement, (2) made or make disparaging comments or remarks about TWT or about any of the Releasees as described in Section 6 of the Agreement, or (3) discussed or disclosed the terms of this Agreement with any person outside of TWT Senior Management, except for your immediate family members, personal attorney, or financial advisor consulted in connection with a review of the Agreement as described in Section 7 of the Agreement. Also, the Agreement will be null and void if any handwritten changes are made to it. If you have any questions about this or any other provision, please call me at 608-273-8933.

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October 19, 2004
John Comerford
Page 2 of 8

                                    AGREEMENT

      1. TRANSITION PERIOD. You agree that the transition period for your orderly departure from TWT will commence today, and will conclude November 1, 2004 ("Transition Period"). You agree you will come to the work site as requested and make yourself available to work during the Transition Period. During the Transition Period that TWT will make severance payments to you, and assuming you do not commence a new full-time job, you agree to provide up to eight (8) hours per week of consulting at the request of Kevin Conroy.

      2. SEVERANCE PAY. If you agree to the terms described in this letter (the "Agreement"), and if you have satisfied all of your obligations hereunder and you have satisfied your obligations during the Transition Period, TWT will begin paying you, effective November 1, 2004, severance in the pre-tax amount of $150,000 ($9,375/paycheck * 2 paychecks/month * 8 months) (the "Payment"). Subject to Section 4 and 5 below, this Payment will be payable in installments on TWT's regular payroll dates until the amount has been paid in full. Each installment of the Payment will occur in the amount stated above each payroll period, except that the final installment may be adjusted so that the total Payment equals $150,000. Each portion of the Payment will be subject to deductions for income and payroll taxes. The period during which you continue to receive the Payment is the "Payment Period."

      If you receive compensation from any other employer or if you receive fees for any consulting services, you are required to notify TWT immediately. Failure to notify TWT, could jeopardize the benefits received by you in this Agreement and TWT, in its sole discretion may terminate further Payment and other considerations immediately. TWT reserves the right to terminate immediately any future Payments and other considerations following receipt of notice of compensation from another employer or fees for any consulting services; provided, however, that in any case, TWT will pay three (3) months severance payments following your notice, unless fewer than three (3) payments remain due, in which case TWT will pay you just those remaining. TWT assumes you will cooperate with John Puisis and others as designated during the transition period and that you will comply with the terms of your Agreement with TWT. Failure to comply with the above mentioned could jeopardize the Payment and benefits received by you in this Agreement.

      If you have not secured a new position by the end of the eight month Payment Period, provided you have complied with this Agreement, TWT is open to discussing the possibility of extending the Payment Period.

      You understand that TWT has offered you this Agreement with the intent that you will not receive unemployment compensation until after the Payment Period ends and you agree not to apply for unemployment benefits until after the Payment Period ends. TWT agrees it will not affirmatively challenge your entitlement to unemployment compensation benefits after the Payment Period ends.

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October 19, 2004
John Comerford
Page 3 of 8

      TWT will, on your termination date, pay you $5,000 for outplacement services. TWT will payout 100% of your accrued and unused PTO balance.

      3. SPECIAL EQUITY. TWT will, at its discretion, provide a special equity privilege whereby if you are deemed by TWT to cooperate and support the best interests of TWT, then TWT will give you accelerated vesting on select unvested stock options as identified in the attached Exhibit A, which is incorporated herein by this reference. Options on the accelerated vesting schedule, as identified on Exhibit A, will vest 12 months after the termination date or on November 1, 2005, and may be exercised within two years upon vesting. Additionally, for stock options already vested on the termination date, TWT will provide an extended exercise date beyond the ninety (90) day limitation up to two years from the termination date of November 1, 2004. TWT may revoke extended exercise provisions provided within this Section at any time at TWT's sole discretion for your failure, in TWT's sole judgment, to act in accordance with your obligations hereunder or to act in the best interests of TWT. In the event of such revocation, you will receive written notice from TWT and you will be able to exercise only those options that were vested per their original vesting schedule as of November 1, 2004 provided such exercise is completed within ninety (90) calendar days of the date of TWT's notice of revocation.

            4. RELEASE OF CLAIMS. In exchange for the Payment and other consideration described in this Agreement, you agree--for yourself, your heirs, your beneficiaries and all other representatives--to waive and release and, with this Agreement, you do waive and release all past or present claims of any nature against TWT. Further, you agree not to institute or cause to be instituted in any state or federal court any such action or claim. This waiver and release of claims applies to any claims against TWT or anyone associated with or representing TWT--including, but not limited to, its officers, directors, partners, employees, attorneys, or agents (the "Releasees").

            a. Claims Released. The claims you are waiving in exchange for the Payment and other consideration described in this Agreement include, but are not limited to, claims under federal, state or local law including but not limited to, the Civil Rights Act of 1964, as amended; the Family Medical Leave Act, the Americans with Disabilities Act; the Wisconsin Fair Employment Practices Act and if applicable, the Age Discrimination in Employment Act, for discrimination of any kind, tort, breach of contract, wrongful discharge, lost wages, compensatory damages, punitive damages, attorneys' fees, and all other claims of any type or nature, whether known or unknown, matured or unmatured, direct or indirect. Other claims you are waiving are those that relate to ownership of any intellectual property or trade secrets developed during the term of your employment. You acknowledge if you have lab books that your notebooks and those of individuals who have worked for or with you are complete and you acknowledge that all intellectual property and trade secrets conceived or developed by you during the term of your employment are solely the property of TWT.

            b. Your Representation and Waiver. You represent that you have not filed any such action or claim in any court or before any state, federal or other governmental agency. You forever waive any right to recover money damages or any

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October 19, 2004
John Comerford
Page 4 of 8

other form of relief for any and all claims waived under this Agreement.
You further agree to waive your rights to and not accept any benefits, which might be conferred upon you in any administrative court or other legal proceeding concerning any claim released by this Section 4. You understand and agree that this release forever bars you from suing, arbitrating or otherwise asserting a claim against TWT on any released claim.

            c. ADEA Release and Waiver. In exchange for the amounts paid to you under this Agreement, you specifically waive any claims you may have under the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, or any similar law. You are not waiving any rights or claims that may arise after the date of this Agreement. You further acknowledge that you have been advised by this writing (i) to consult with an attorney prior to executing this Agreement; (ii) that you have up to twenty-one (21) days to review this Agreement and to decide whether to accept it;

            d. Consideration for the Release of Claims. You acknowledge that the Payment and any other consideration TWT has agreed to give under this Agreement are benefits to which you would not have been entitled if you did not sign this Agreement and that TWT has agreed to provide the consideration only if you sign this Agreement and give up the claims described in it.

      5.    YOUR CONTINUING OBLIGATIONS.

            a. Your Employee Agreement with Third Wave Technologies, Inc. With Respect to Confidential Information and Invention Assignment ("Employment Agreement") dated August 9, 2004 is hereby incorporated by reference and any provision of said Agreement not superceded by a specific provision of this Agreement shall remain in effect and be binding on the parties with respect to your post employment obligations. A copy is included with this letter Agreement.

            b. Confidentiality: You acknowledge and agree that while employed at TWT you have been privy to substantial confidential business and technology information relating to TWT and its business as well as current and potential business partners and third parties in both commercial as well as academic organizations, some of which is extremely sensitive and proprietary. You expressly covenant as follows:

            (i) You agree that you have not and will not disclose to others or use any Trade Secret owned or possessed by TWT or any other Releasee, or that any Trade Secret that was created by you or anyone related to TWT, or was disclosed to you, whether you have such Trade Secret in your memory or embodied in writing or other physical form, for as long as the information remains a Trade Secret. "Trade Secret" means all information which derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means, by other persons who can obtain economic or personal value from its disclosure or use and is subject to TWT's or any other Releasee's efforts to maintain its secrecy that are reasonable under the circumstances.

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October 19, 2004
John Comerford
Page 5 of 8

            (ii) In addition to the foregoing, you agree not disclose or use for (2) years following your termination date any Confidential Information which is possessed by or developed for TWT which relates to TWT's existing or potential business or technology, and either was created by you or was disclosed to you. Confidential Information is information or technology, product development plans or strategies, market adoption plans and business plans that are generally not known to the public and which information or technology TWT seeks to protect from disclosure to its existing or potential competitors or others, including, without limitation, for example: non-public business plans, strategies, existing or proposed bids, costs, technical and engineering developments, existing or proposed research or development projects, financial or business projections, marketing plans, investments, negotiation strategies, and information received by TWT from others which TWT has an obligation to treat as confidential.

                  You understand your obligations under this Section apply to, and are intended to prevent, the direct or indirect disclosure of Confidential Information to others where such disclosure of Confidential Information would reasonably be considered to be useful to TWT's competitors or to a third party to become a competitor based in whole or in part on such disclosure of Confidential Information.

            (iii) You acknowledge that damages for the violation of this Section entitled "Confidentiality" will be inadequate and will not give full sufficient relief to TWT, and that a breach of this Section will constitute irreparable harm to TWT. Therefore, you agree that in the event of any violation of any covenant contained in this Section, TWT shall be entitled to injunctive relief against the continued violation thereof in any court (federal or state) located in Dane County, Wisconsin.

            Such remedy, however, shall be cumulative and nonexclusive and shall be in addition to any other remedy to which TWT may be entitled.

      6. NON-DISPARAGEMENT. You agree that you will refrain from making disparaging comments or remarks about TWT or about or to any of the Releasees, except that you may provide truthful information about TWT or the Releasees to the extent required by law.

      7. NON-DISCLOSURE. You agree not to disclose the terms of this Agreement to any person outside of TWT Senior Management, except for your immediate family members, attorney, or financial advisor consulted in connection with review of this Agreement. You assure us that no family member, attorney, or financial advisor will disclose the terms of this Agreement to any other person except as required by law.

      8. VIOLATION OF THIS AGREEMENT. You represent that up until the time you sign this Agreement, you have not violated your Employment Agreement, the confidentiality obligations described in Section 5 above, made disparaging comments or remarks about TWT or about any of the Releasees as described in
Section 6 above, or discussed or disclosed the existence or terms of this Agreement as described in Section

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October 19, 2004
John Comerford
Page 6 of 8

7 above. Any exceptions to this representation must be disclosed by you in writing to TWT on or before the final execution of this Agreement with sufficient detail to allow TWT to fully understand such action.

      In the event that TWT finds that the representation in the previous sentence is inaccurate or untrue, or if you violate the provisions or your Employment Agreement or this Agreement hereof, you agree that TWT will be entitled to immediately stop paying the Payments and revoke any other benefits received under this Agreement to which you are otherwise entitled under this Agreement and TWT will have no further obligation to continue any payments. In addition, should TWT determine that a violation of this Agreement or the Employment Agreement has occurred, TWT will be entitled to a complete recovery of all Payments previously made during the Payment Period. Finally, at any time, TWT may pursue whatever other legal remedies are available to it including, but not limited to, the right to seek temporary and permanent injunctions, which you agree are appropriate additional remedies to prevent irreparable harm to the Company in the event of a breach of this Agreement or your Employment Agreement.

      9. NON-SOLICITATION. You acknowledge and confirm that you continue to be bound by section seven (7) of your Employee Agreement with Third Wave Technologies, Inc. with Respect to Confidential Information and Invention dated August 9, 2004 regarding non-solicitation of employees. In addition, you shall not, prior to the expiration of one (1) year following the end of the Payment Period, solicit, encourage or otherwise aid any employee of TWT to leave TWT for the purpose of becoming associated in any manner whatsoever with any business with which you intend to be or are then associated in any manner whatsoever. You further agree you shall not, prior to the expiration of one (1) year following Payment Period solicit, encourage or otherwise induce any suppliers, collaborators, customers or third parties, with whom TWT has established relationships to discontinue their relationships with TWT.

      10. ACCEPTANCE PROCEDURES. TWT wishes to ensure that you voluntarily agree to the terms contained in this document and do so only after you fully understand them. Accordingly, the following procedures will apply:

            a. You may accept this document's terms by signing and dating it and returning the signed and dated document so that it is postmarked or faxed to TWT on or before the twenty first (21st) day following your receipt of this document. The signed and dated document must be directed to Katie Zingg, Director of Human Resources, in an envelope marked "Personal and Confidential" at Third Wave Technologies, Inc., 502 South Rosa Road, Madison, WI 53719.

            b. You will have seven (7) calendar days from the date you sign this Agreement in which to withdraw or revoke your acceptance (the "Revocation Period"). If you choose to revoke your acceptance, you must do so in writing, and the written notice must be received before the end of the first regular business day following the Revocation Period by Katie Zingg, Director of Human Resources, in an envelope marked "Personal and Confidential" at Third Wave Technologies, Inc., 502 South Rosa Road,

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October 19, 2004
John Comerford
Page 7 of 8

Madison, WI 53719. In the event you take any steps to revoke your acceptance during the revocation period, this Agreement shall be null and void.

            c. TWT ENCOURAGES YOU TO REVIEW THIS DOCUMENT WITH AN ATTORNEY PRIOR TO SIGNING IT.

      11. MISCELLANEOUS. Should you accept this Agreement, its terms will be governed by the following:

            a. Except as provided in Section 3 above, this document constitutes the complete understanding between you and TWT concerning all matters affecting your employment with TWT and the termination of that employment. If you accept this Agreement, it supersedes all prior agreements, understandings and practices concerning such matters, including, but not limited to, any TWT personnel documents, handbooks, or policies and any prior customs or practices of TWT except for your Employment Agreement.

            b. Nothing in the releases contained in this Agreement should be construed as an admission of wrongdoing or liability on the part of either TWT or you. Both of us deny any liability to the other.

            c. This Agreement and its interpretation will be governed and construed in accordance with the laws of Wisconsin and will be binding upon the parties to the Agreement and their respective successors and assigns.

            d. Each provision of this Agreement is severable and intended to be construed independently. The unenforceability of any provision shall not affect the validity or enforceability of any other provision.

            e. You represent and warrant that you have read and understand all terms of this Agreement, executed knowingly and voluntarily with full knowledge of its significance and with the intent to be bound by it. You represent and warrant that you

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October 19, 2004
John Comerford
Page 8 of 8

have been or have the opportunity to be represented by legal counsel of your choice in connection with this agreement who has explained it and advised that it is a legally binding contract. This Agreement contains the entire Agreement between TWT and you and the terms of the Agreement cannot be modified except in writing signed by both TWT and you.

                                         Very truly yours,

                                         THIRD WAVE TECHNOLOGIES

                                         By: /s/ John Puisis
                                             -----------------------------------
                                             John Puisis
                                             President & Chief Executive Officer

I agree with and accept the terms contained in this document and agree to be bound by them.

Dated this 25th day of October, 2004.        /s/ John Comerford
                                             -----------------------------------
                                             John Comerford

John Comerford
Exhibit A

Total vested options as of termination date = 189,100
Number of options under two-year exercise period = 40,000


                  STOCK OPTIONS                     # OPTIONS VESTED              OPTIONS UNDER ACCELERATED VESTING
GRANT DATE          # OPTIONS      GRANT PRICE         ON 11/1/04            GRANT DATE        # OPTIONS      GRANT PRICE
--------------------------------------------------------------------         --------------------------------------------
9/11/2000                30,000          $8.78                30,000         9/11/2000                 0            $8.78
10/3/2000                 9,600          $8.78                 9,600         10/3/2000                 0            $8.78
6/12/2001                81,000         $11.00                60,750         6/12/2001                 0           $11.00
6/12/2002               140,000          $2.13                70,000         6/12/2002            10,000            $2.13
7/17/2003                75,000          $4.00                18,750         7/17/2003            30,000            $4.00
2/25/2004                16,500          $3.37                     0         2/25/2004                 0            $3.37
--------------------------------------------------------------------         --------------------------------------------

Totals                  352,100                              189,100                              40,000
